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                                                                    EXHIBIT 99.3

                              RAYCHEM CORPORATION

                AMENDED AND RESTATED 1985 SUPPLEMENTAL EMPLOYEE

                              STOCK PURCHASE PLAN

       1.      Purpose

       The Amended and Restated 1985 Supplemental Employee Stock Purchase Plan (the "Plan") is designed to encourage and assist employees of participating subsidiaries (the "Participating Subsidiaries") of Raychem Corporation (the "Company") to acquire an equity interest in the Company through the purchase of shares of Common Stock of the Company. The terms and conditions of purchase are designed to be substantially the same in economic substance as the terms for employees of the Company under the Amended and Restated 1984 Employee Stock Purchase Plan (the "1984 Plan") but may vary as to procedures for purchase as desirable or necessary to reflect the tax, employment, securities, foreign exchange or other applicable laws and regulations in effect from time to time in the nations in which the Participating Subsidiaries are located.

       2.      Administration

       (a) The Plan shall be administered by the Board of Directors of the Company unless and until such time as the Board of Directors delegates administration to a committee pursuant to Section 2(b).

       (b) The Board of Directors, by resolution, may delegate administration of the Plan, either in its entirety or only as it relates to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, to a committee of the Board. The Board of Directors or the committee to which the Board of Directors delegates administration hereunder, in either case, are hereafter referred to as the "Board."


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       (c)     The Corporate Benefits Committee, or such other committee or persons as the Board may from time to time select (the "Administrator") shall be responsible for the matters set forth herein and for such additional matters as the Board shall determine from time to time. At the time that the Plan is adopted by a Participating Subsidiary, the Administrator, after consultation with the management of the Participating Subsidiary and local legal and financial advisors, where required, shall publish supplemental rules for administration of the Plan (the "Rules") for that Participating Subsidiary. The Rules shall specify purchase procedures under the Plan for that Participating Subsidiary so as to comply with the tax, employment, securities, foreign exchange or other applicable laws of the nation where the Participating Subsidiary is located without materially affecting the economic substance of the Plan with respect to the Company or participants.

       (d) The Administrator shall have the power, subject to, and within the limits of, the express provisions of the Plan and the overall supervision of the Board:

               (1) To construe and interpret the Plan and to establish, amend, and revoke the Rules. The Administrator, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise and may correct any defect, omission, or inconsistency in the Plan or the Rules in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (2) To prescribe the terms and provisions of participation by eligible employees which shall be identical for all employees of each Participating Subsidiary but may vary among Participating Subsidiaries to the extent deemed necessary or desirable by the Administrator; provided, however, that in no event shall such variation materially alter the economic substance of the Plan with respect to the Company or participants.

               (3) To designate from time to time which subsidiaries shall become Participating Subsidiaries.


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               (4)     To provide for Common Stock to be sold through the
       Participating Subsidiaries to participants, if the Administrator in its discretion so elects.

               (5) To retain a brokerage firm, bank or other financial institution to act as trustee, depositary, pledgeholder, escrowholder, or in such other capacity as specified by the Administrator to assist in the purchase and sale of shares, delivery of reports, holding or delivery of funds or share certificates or other administrative aspects of the Plan, and to make such provision for currency translation as the Administrator deems appropriate.

               (6) To establish a mechanism to enable the participants to purchase shares with U.S. dollars should exchange control regulations, or any other law or regulation be enacted which in any way limits or restricts the purchase of Common Stock by participants through limitations on transfer of funds into or out of the country in which the Participating Subsidiaries are located.

               (7) To specify the method of designation of funds to be applied to the purchase of shares which may include, without limitation, payroll withholding, payment in full in cash upon purchase, loans from the Company or Participating Subsidiary with appropriate escrow and repurchase agreements, or any other arrangement not inconsistent with the Plan which the Administrator in its discretion may approve.

               (8) To exercise such powers and to perform such acts as are deemed generally necessary or expedient to promote the best interests of the Company or any Participating Subsidiary, and to enable the general purpose of the Plan, as expressed in Section 1, to be accomplished.

       3.      Shares Subject to Plan

       (a) Number of Shares. The Company has reserved for sale under the Plan 15,000,000 shares of Common Stock, less any shares sold under either the 1984 Plan, the Amended and Restated Raychem Limited Employee Stock Purchase Plan, or the Plan. Shares sold under the Plan may be newly issued shares or shares reacquired in

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private transactions or open market purchases, but all shares sold under the
Plan regardless of source shall be counted against the 15,000,000 share limitation.

       (b) Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Administrator may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares subject to any grant under the Plan.

       4.      Eligibility Requirements

       Each employee of a Participating Subsidiary, except those described in the next paragraph, shall be eligible to participate in the Plan. Participation in the Plan is entirely voluntary.

       The following employees are not eligible to participate in the Plan:

               (a) employees who would, immediately upon enrollment in the Plan, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any Subsidiary;

               (b) employees who are customarily employed for less than five months in any calendar year or less than 15 hours per week; and

               (c) employees who are prohibited by the laws of the nation of their residence or employment from participating in the Plan.

               "Employee" shall mean any individual who performs services for a Participating Subsidiary and is deemed to be an employee under the laws of the country in which such Subsidiary is located.

               "Subsidiary" shall mean any company whose financial statements are consolidated with those of the Company.

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       5.      Participation

               (a) Enrollment. Any eligible employee may enroll or re-enroll in the Plan as of such specific trading days as are established from time to time ("Enrollment Dates"). The Administrator may require eligible employees to complete, sign and submit to the Company an enrollment form in order to enroll or re-enroll in the Plan and may establish deadlines prior to the Enrollment Dates by which such enrollment forms must be received so as to effect enrollment on such Enrollment Date. Enrollment or re-enrollment by a participant in the Plan on an Enrollment Date will constitute the one or more grants by the Company to the participant of the right to apply funds to the purchase of shares of Common Stock from the Company under the Plan, in accordance with Section 6.

               (b) Special Rule. A participant in the 1984 Plan ("1984 Plan Participant") whose employment is transferred without material interruption to a Participating Subsidiary may (if such transfer terminates his or her participation in the 1984 Plan) enroll in the Plan within ten business days following the beginning of his or her employment by the Participating Subsidiary. Unless otherwise elected by the 1984 Plan Participant or determined by the Administrator at the time of such enrollment, the Grant Date of the 1984 Plan Participant for purposes of the Plan for such enrollment will be considered to be the 1984 Plan Participant's most recent date of enrollment in the 1984 Plan, and the percentage of compensation being withheld under the 1984 Plan shall be the percentage used to determine the 1984 Plan Participant's Designed Funds pursuant to Section 6(b) of the Plan.

       6.      Purchase

       (a) Designated Funds. Each participant may elect to purchase shares with designated funds in an amount equal to any whole percentage, up to 15 percent (or such other maximum percentage as the Board may specify for the Plan and the 1984 Plan), of such participant's base pay (the "Designated Funds").

       (b) Grant of Right to Apply Designated Funds. Enrollment or re-enrollment by a participant in the Plan on an Enrollment


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Date will constitute the grant by the Company to the participant of the right to apply Designated Funds to the purchase of shares of Common Stock from the Company under the Plan. The number of grants granted on any such Enrollment Date will be equal to the number of percentage points of Designated Funds specified by the participant. Any date on which a participant is granted the right to apply Designated Funds to the purchase of shares of Common Stock under the Plan is referred to as a "Grant Date."

       (c) Terms and Conditions of Rights to Apply Designated Funds. For each grant made under the Plan the Administrator must set forth in the Rules the following terms (and, in its discretion, may set forth in the Rules any additional terms of grant not inconsistent with the terms below):

               (1) except as otherwise provided in Section 6(d), the expiration date of the grant shall be the earlier to occur of (A) the completion of the purchase of shares within 12 months of the applicable Grant Date, (or such shorter period as the Board may establish) or (B) the date on which participation of such participant in the Plan terminates for any reason;

               (2) the per share price which shall be paid in U.S. dollars and shall be 85% of the lower of:

                       (A) the closing price of Common Stock reported by the New York Stock Exchange on the applicable Grant Date; or

                       (B) the closing price of Common Stock reported by the New York Stock Exchange on the Delivery Date; and

               (3) unless otherwise determined by the Administrator, the number of shares available for purchase under each grant shall be determined by dividing $3333-1/3 by the fair market value of a share of Common Stock determined at the Grant Date of such grant for each 1% of Designated Funds;

               (4) notwithstanding clause (3), the grant (taken together with all other grants then outstanding under this Plan and under all other similar stock purchase plans of the Company or any subsidiary) will in no event give the

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       participant the right to purchase shares at a rate which accrues in excess of U.S. $25,000 of fair market value of such shares determined at the applicable Grant Dates in any calendar year during which such participant is enrolled in the Plan at any time.

       (d) Delivery Dates. On such specific trading days as may be established by the Administrator from time to time prior to an Enrollment Date for all enrollments or re-enrollments made on such Enrollment Date ("Delivery Dates"), the Company shall apply the equivalent in U.S. dollars of the Designated Funds of each participant to whole and fractional shares of Common Stock.

       7.      Withdrawal from the Plan

       A participant may withdraw from the Plan in full (but not in part) at any time. All Designated Funds not applied or to be applied to the purchase of shares under the Plan by such participant shall be distributed to such participant without interest as soon as administratively feasible after notice of withdrawal is received by the Company. Any eligible employee who has withdrawn from the Plan may enroll in the Plan again on any subsequent Enrollment Date in accordance with the provisions of Section 5.

       8.      Termination of Employment

               (a) Except as provided in Section 8(b) below, participation in the Plan ceases immediately when the employment of a participant by a Participating Subsidiary terminates (such that after employment termination such participant is not employed by any Participating Subsidiary) for any reason whatsoever, including death or disability, or when such participant otherwise becomes ineligible to participate in the Plan. As soon as administratively feasible after termination, the Company shall pay to the participant or his or her beneficiary or legal representative all Designated Funds of such participant not applied or to be applied to the purchase of shares under the Plan.

               (b) Following transfer of a participant's employment without material interruption from a Participating Subsidiary to the Company or any subsidiary that is a participant in the 1984


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Plan, any outstanding grant to the participant under the Plan shall not terminate until the last occurrence of the earliest of: (i) the end of the last Delivery Date included in the term of the grant, (ii) enrollment of the participant in the 1984 Plan, (iii) any event or change of condition or status (other than the transfer described in this Section 8(b)) that would have caused the grant to terminate if the transfer of employment described in this Section 8(b) had not occurred. While a grant remains outstanding pursuant to this
Section 8(b), the Company or other subsidiary to which the participant is transferred shall effect payroll withholdings pursuant to the grant and shall remit them to the Participating Subsidiary that employed the Participant at the time of the transfer; such withholdings shall be treated by the Participating Subsidiary as Designated Funds of the participant at the time withheld by the Company or other subsidiary. Notwithstanding the provisions of Section 6 relating to the designation and application of Designated Funds, following approval by the Company and the Participating Subsidiary, the participant may, in lieu of payroll withholding, pay a corresponding amount to the Participating Subsidiary if such amount is received on or before the relevant Delivery Date.

       9.      Leave of Absence

       Unless a participant has voluntarily withdrawn from the Plan, Designated Funds will be applied to the purchase of shares on the Delivery Date next following commencement of a leave of absence by such participant. Participation in the Plan will terminate immediately after the application of funds on such Delivery Date, however, unless:

               (a) the leave of absence is of less than 90 days duration and is due to illness, injury or other reason approved by the Administrator; or

               (b) the participant's right to reemployment after such leave is guaranteed by contract or statute.

       10.     Costs

       All costs and expenses incurred in administering the Plan shall be paid by the Participating Subsidiary, except that any stamp duties or transfer taxes applicable to participation in the


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Plan may be charged to the account of such participant. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage and/or bank fees for the resale of shares by a participant shall be borne by the participant.

       11.     Reports

       The Company shall provide or cause to be provided to each participant a report of his or her Designated Funds and the application of such Designated Funds on each Delivery Date.

       12.     Modification and Termination

       (a) Modification. The Board may amend, alter or terminate the Plan at any time. No amendment shall be effective unless within one year after it is adopted by the Board it is approved by the holders of a majority of the voting power of the Company's outstanding shares, if such amendment would:

               (i) increase the number of shares reserved for purchase under the Plan;

               (ii)    materially increase the benefits to participants; or

               (iii)   materially modify the requirements for participation.

       (b) Termination. The Board may elect to terminate any or all outstanding options at any time. In the event the Plan is terminated, the Board may also elect to either terminate outstanding grants upon completion of the application of Designated Funds on the next Delivery Date, or to permit grants to expire in accordance with their terms (and participation to continue through such expiration dates). If the grants are terminated prior to expiration, all Designated Funds that have not been and will not be applied to the purchase of shares shall be returned to the participants as soon as administratively feasible.

       If at any time the shares available under the Plan are overenrolled, enrollments shall be reduced proportionately to


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eliminate the overenrollment.  Any Designated Funds that cannot be applied to the purchase of shares due to overenrollment shall be refunded to participants as soon as administratively feasible.

       13.     Effective Date; Approvals

       (a) Effective Date. The Plan shall be effective with respect to each Participating Subsidiary on the date specified by the Administrator for such Participating Subsidiary.

       (b) Approvals. This Plan was approved by the Board of Directors on August 9, 1985 and by the holders of a majority of the voting power of all outstanding shares of the Company on October 14, 1985. Amendments to this Plan were approved by the Board of Directors on August 8, 1986, August 3, 1990, August 2, 1991, May 8, 1992, August 20, 1993, August 12, 1994 and June 7, 1995
and by the stockholders of the Company on November 11, 1986, October 31, 1990, October 30, 1991, October 28, 1992, October 27, 1993, November 9, 1994 and November 1, 1995.


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